EXHIBIT 99

For Immediate Release
For More Information:
Laurie Bauer, Public Relations Director
612-947-2450 or laurie.bauer@bestbuy.com

Best Buy's Board Appoints New Member
Former NWA Executive Joins Best Buy's Board of Directors

    Minneapolis, November 11, 1999—Best Buy Co., Inc. (NYSE: BBY) today announced that effective immediately, a new member has been added to its Board of Directors. Kathy Higgins Victor, 43, brings more than 20 years of experience in human resources and organizational development to Best Buy's board. Currently, she is founder and president of the Centera Corporation of Minneapolis.

    Before starting her own consulting firm, specializing in executive coaching and development, Higgins Victor spent four years as vice president of human resources at Northwest Airlines. She began her career as a training manager in the food industry and has held positions at Burger King and Rax Roast Beef Restaurants. In 1984, she joined Pillsbury Company, where she spent seven years in their human resources department.

    "Higgins Victor's track record as a change agent in rapid-paced business environments and expertise in organizational development will help Best Buy as it strives to become a Learning Organization," said Best Buy Founder, Chairman & CEO Richard M. Schulze. "Best Buy employees, customers and shareholders will benefit from her extensive experience and strategic guidance."

    Higgins Victor is a board member of the Chrysalis Center for Women, the service committee of Zonta International, and the compensation committee of Annunciation Church & School. She was appointed by Governor Arne Carlson to the Chemical Abuse & Violence Prevention Council for the State of Minnesota. She is a graduate of Avila College of Kansas City, MO.

    Higgins Victor will also serve on Best Buy Board's compensation and human resources committee, as well as the nominating committee. She replaces board member Yvonne Jackson. The Board accepted Jackson's resignation after she accepted the senior vice president of human resources position at Compaq Computers, creating a conflict of interest. Compaq is one of Best Buy's largest vendor partners.

    Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation's largest volume specialty retailer of consumer electronics, personal computers, entertainment software and appliances through 344 stores in 37 states, and offers CDs and DVD movies online at www.bestbuy.com.

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